NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Raj Modi 1.313.323.8221 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD ANNOUNCES PLANS FOR DEBT FINANCING

DEARBORN, Mich., Nov. 27 - Ford Motor Company [NYSE: F] today announced that it plans to obtain financing totaling approximately $18 billion in order to address near- and medium-term negative operating-related cash flow, to fund its restructuring, and to provide added liquidity to protect against a recession or other unanticipated events.

The financing transactions consist of:

•	new five-year senior secured revolving credit facility of approximately $8 billion that is intended to replace Ford's existing unsecured credit facilities of $6.3 billion;
•	senior secured term loan of approximately $7 billion; and
•	unsecured capital market transactions of approximately $3 billion, which may include unsecured notes convertible into Ford common stock.

The size of the individual components of the financing may vary depending on market conditions.

Borrowings under the senior secured revolving and term loan credit facilities will be secured on an equal basis by first-priority liens on principal domestic manufacturing facilities (subject to public debt indenture limitations) and substantially all of the Company’s other domestic automotive assets, certain intellectual property, certain real property, all or a portion of the stock of certain subsidiaries (including Ford Motor Credit Company and Volvo), certain intercompany payables and notes, and up to $4 billion of domestic cash without restriction on its use.

The arrangers for the senior secured credit facilities are Citigroup Corporate and Investment Banking, Goldman Sachs Credit Partners L.P., and J.P. Morgan Securities Inc.

Ford expects these transactions to close prior to December 31, 2006.

Upon completion of the transactions, Ford expects to have Automotive liquidity of approximately $38 billion at year end 2006, consisting of gross cash (i.e., cash, cash equivalents, loaned and marketable securities and short-term Voluntary Employee Beneficiary Association assets) and available credit facilities.

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents. With about 300,000 employees and more than 100 plants worldwide, the company's core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

Forward-Looking Statements: Forward-looking statements herein regarding our financial plans are based on expectations and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, market conditions and the other factors described under the heading "Management's Discussion and Analysis of Financial Condition and Result of Operations - Risk Factors" in our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

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